UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒        Filed by a party other than the Registrant ☐
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☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

Marathon Petroleum Corporation

(Name of Registrant as Specified In Its Charter)
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The 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Marathon Petroleum Corporation (“MPC”) will be held on Wednesday, April 26, 2023, beginning at 10 a.m. EDT online at www.virtualshareholdermeeting.com/MPC2023. Our Proxy Statement for the Annual Meeting was filed with the Securities and Exchange Commission (“SEC”) on March 13, 2023.

We are providing this supplemental information to update shareholders on a recent development that relates to Proposal 10 in our Proxy Statement. Proposal 10 seeks an audited report, outside of the company’s financial statements, relating to asset retirement obligations. The MPC Board of Directors has recommended shareholders vote against Proposal 10 for the reasons set forth on page 81 of the Proxy Statement. Additionally, on March 20, 2023, subsequent to our filing the MPC Proxy Statement, the SEC has determined that other companies may exclude this proposal from their proxy materials under Exchange Act Rule 14a-8(i)(7) on the basis that the proposal seeks to micromanage the ordinary business of companies, specifically with respect to accounting judgments and conclusions.1

1 See, e.g., https://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2023/njcpfvalero032023-14a8.pdf and https://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2023/njcpfphillips032023-14a8.pdf.